CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BETTER HOME & FINANCE HOLDING COMPANY
Better Home & Finance Holding Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”), does hereby certify that:
1.    Section 4.1(a) of the Amended and Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated in its entirety as follows as of the Reverse Stock Split Effective Time (as defined below):
“(a) As of the Reverse Stock Split Effective Time (as defined below), the total number of shares of all classes of stock that the Corporation has authority to issue is 166,000,000 shares, consisting of four (4) classes: 36,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 14,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), 16,000,000 shares of Class C Common Stock, $0.0001 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”
2.    Article IV of the Amended and Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated to insert at the end of Article IV after Section 4.3 thereof:
“4.4. Pursuant to the General Corporation Law, at 6:00 p.m. Eastern Time on August 16, 2024 (the “Reverse Stock Split Effective Time”), (a) each fifty shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock, (b) each fifty shares of Class B Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class B Common Stock and (c) each fifty shares of Class C Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class C Common Stock, in each case, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the

Reverse Stock Split. In lieu of fractional shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, the Corporation’s transfer agent shall aggregate all fractional shares thereof, convert any shares of Class B Common Stock or Class C Common Stock to Class A Common Stock and sell all such shares as Class A Common Stock as soon as practicable after the Reverse Stock Split Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share of Class A Common Stock, Class B Common Stock or Class C Common Stock, and after the transfer agent’s completion of such sale, such stockholders shall receive a cash payment (without interest) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.”
3.    Section 9.1 of the Amended and Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated in its entirety as follows:
“Section 9.1    Director and Officer Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.”
4.    The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged on its behalf by its duly authorized officer as of this 16th day of August, 2024.

BETTER HOME & FINANCE HOLDING COMPANY

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer